Exhibit 23.8

Consent of Independent Accountants

The Board of Directors

Apple REIT Eight, Inc.

Richmond, Virginia

I consent to the following with respect to a Post-Effective Amendment No. 2 on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Eight, Inc.:

(1)	the use of my reports dated January 23, 2008 with respect to the balance sheets of Carlton Hospitality, LLC as of December 31, 2007 and 2006, and the related statements of operations, members’ equity and cash flows for the years then ended

(2)	the references to myself as an “expert” in such Post-Effective Amendment.

/s/ J. Randall Graham, CPA

Tallahassee, Florida

March 26, 2008